Amendment No. 1 to Transfer, Dividend Disbursing and

Shareholders’ Servicing Agent Agreement

This Amendment No. 1 (the “Amendment”) to the Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement dated as of October 1, 2006 (the “Agreement”) is hereby entered into as of December 11,2007 by and between Columbia Acorn Trust (the “Trust”), a Massachusetts business trust, Columbia Management Services, Inc. (“CMS”), a Massachusetts corporation, and Columbia Management Advisors, LLC (“CMA”), a Delaware limited liability company. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement, the Trust has appointed CMS to act as transfer agent, dividend disbursing agent and shareholders’ servicing agent for the Funds and as agent for the Funds’ shareholders in connection with the shareholder plans described in the Prospectus; and

WHEREAS, under the Agreement, CMA guarantees the performance of CMS and is responsible financially and otherwise to the Trust for the performance by CMS of its obligations under the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. A new paragraph 13 is added to the Agreement, as set forth below, with all other paragraphs in the Agreement renumbered accordingly.

13. “As Of” Transactions. CMS shall process, handle and account for all “as of” transactions in accordance with the As Of Transactions Policy adopted by the Trust, which may be amended from time to time. For purposes of this paragraph 13, “as of” transactions are the adjustments made on the Funds’ accounting records to correct certain actions, such as (i) the failure by CMS to timely process orders, enter an order as requested, or enter an order in error and/or (ii) the failure by financial intermediaries or institutional investors to transmit an order properly, or the cancellation of orders by such financial intermediaries or institutional investors.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

COLUMBIA ACORN TRUST

By:	/s/ Bruce H. Lauer
Name:	Bruce H. Lauer
Title:	Vice President, Secretary and Treasurer

COLUMBIA MANAGEMENT SERVICES, INC.

By:	/s/ Stephen T. Welsh
Name:	Stephen T. Welsh
Title:	President

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Managing Director